EXHIBIT 99.1

           Contact:  Claudine Cornelis/Stephanie Sampiere of Financial Dynamics
                                                                   212.850.5600
                                          Steve Feldman - CFO/ Barneys New York
                                                                   212.450.8613

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------


         BARNEYS NEW YORK, INC. REPORTS OPERATING RESULTS FOR THE SECOND
                  QUARTER AND SIX MONTHS ENDED AUGUST 2, 2003

     COMP STORE SALES INCREASE 8.7% FOR THE QUARTER; 3.3% FOR THE SIX MONTHS


New York, N.Y., September 9, 2003 - Barneys New York, Inc. today announced results for the second quarter and six months ended August 2, 2003.

Net sales for the second quarter increased 8.7% to $88.7 million from $81.6 million in the corresponding period last year. Comparable store sales increased 8.7%. Gross profit as a percent of sales declined to 45.7% from 49.2% in the comparable period a year ago. In the quarter, selling, general and administrative expenses declined to 41.7% of sales from 43.7% in the comparable period a year ago. Net loss and loss per share for the second quarter ended August 2, 2003 were $2.1 million and 15 cents compared to $0.4 million and 3 cents for the three months ended August 3, 2002. Earnings before interest, taxes, depreciation and amortization (EBITDA) was $4.8 million in the second quarter of 2003 compared to $5.7 million for the same period a year ago.

For the six months ended August 2, 2003, net sales increased 3.5% to $180.1 million from $174.1 million for the six months ended August 3, 2002. Comparable store sales increased 3.3%. Gross profit as a percent of sales declined to 45.2% from 47.5% in the comparable period a year ago. In the six months, selling, general and administrative expenses declined to 41.5% of sales from 42.5% in the comparable period a year ago. Net loss and loss per share for the six months ended August 2, 2003 were $3.3 million and 23 cents compared to net income of $39,000 and 0 cents per share for the six months ended August 3, 2002. EBITDA was $9.9 million in the six months ended August 2, 2003 compared to $11.5 million for the same period a year ago.

Howard Socol, Chairman, President and Chief Executive Officer, stated, "I was pleased to see a consistently strong sales trend in each month of the second quarter. Business picked up in women's ready-to-wear, shoes and accessories, and we also had a positive sales trend in the men's business, which has been difficult for several seasons. Our gross profit margins for the quarter and season primarily reflect the impact of the continued weakness in the US dollar and an aggressive promotional environment, which helped drive sales. Heading into the fall season, our inventory is very current." Mr. Socol added, "We continue to do a good job controlling our overhead expenses, but our bottom line is feeling the impact of higher costs associated with our recent financing, which strengthened our balance sheet."

Commenting on the fall season, Mr. Socol said, "In August we opened our newest CO-OP store in South Beach, Miami and just this month we entered the e-tailing arena with the re-launch of our Barneys.com website. Among other projects, we are in the midst of a significant reconfiguration of our Beverly Hills flagship, which should add to the sales productivity of this store, and on the marketing front, the fall season will include our first ever Barneys New York private label mailer and our largest holiday mailer. To sum it up, there's a lot going on - all of which reflects our focus on strengthening the Barneys New York brand, driving sales and improving earnings."

Barneys New York is a luxury retailer with flagship stores in New York City, Beverly Hills and Chicago. In addition, the Company operates three regional full price stores, three CO-OP Barneys New York stores, twelve outlet stores and two semi-annual warehouse sale events. The Company also maintains corporate offices in New York City, an administrative and distribution center in Lyndhurst, New Jersey and has approximately 1,300 employees.

Except for the historical information contained herein, information set forth in this release may contain forward looking statements subject to risks and uncertainties which could cause the Company's actual results or performance to differ materially from those expressed or implied in such statements. For additional information about the Company and its various risk factors, reference is made to the Company's Annual Report on Form 10-K for the fiscal year ended February 1, 2003, as filed with the Securities and Exchange Commission.

                     Barneys New York, Inc. and Subsidiaries

                 Condensed Consolidated Statements of Operations
                    (In thousands, except per share amounts)

                                   (UNAUDITED)



                                                                    THREE MONTHS ENDED                   SIX MONTHS ENDED
                                                           AUGUST 2, 2003      AUGUST 3, 2002       AUGUST 2, 2003  AUGUST 3, 2002
                                                          -----------------  -----------------  -----------------  -----------------
Net sales                                                         $ 88,707           $ 81,603          $ 180,092          $ 174,078
Cost of sales                                                       48,164             41,446             98,761             91,452
                                                          -----------------  -----------------  -----------------  -----------------

          Gross profit                                              40,543             40,157             81,331             82,626

Expenses:

  Selling, general and administrative expenses
   (including occupancy costs)                                      36,975             35,666             74,693             73,974
  Depreciation and amortization                                      2,825              2,700              5,634              5,254
  Other income - net                                                (1,229)            (1,196)            (3,277)            (2,866)
                                                          -----------------  -----------------  -----------------  -----------------

          Operating income                                           1,972              2,987              4,281              6,264

Interest and financing costs, net of interest income                 3,924              3,326              7,293              6,029
                                                          -----------------  -----------------  -----------------  -----------------

          (Loss) income before income taxes                         (1,952)              (339)            (3,012)               235

Income taxes                                                           150                100                300                196
                                                          -----------------  -----------------  -----------------  -----------------

          Net (loss) income                                       $ (2,102)            $ (439)          $ (3,312)              $ 39
                                                          =================  =================  =================  =================

Basic and diluted net (loss) income
 per share of common stock                                         $ (0.15)           $ (0.03)           $ (0.23)            $ 0.00
                                                          =================  =================  =================  =================

Weighted average number of shares of common
     stock outstanding                                              14,103             13,903             14,103             13,903
                                                          =================  =================  =================  =================



The following table reconciles Net (loss) income to EBITDA

Net (loss) income                                                 $ (2,102)            $ (439)          $ (3,312)              $ 39
Interest and financing costs, net of interest income                 3,924              3,326              7,293              6,029
Income taxes                                                           150                100                300                196
Depreciation and amortization                                        2,825              2,700              5,634              5,254

                                                          -----------------  -----------------  -----------------  -----------------
EBITDA                                                             $ 4,797            $ 5,687            $ 9,915           $ 11,518
                                                          =================  =================  =================  =================


EBITDA for each period represents the sum of (a) the respective amounts of Net
(Loss) Income set forth above for such period; plus (b) the respective amounts of Interest and Financing Costs, Net of Interest Income, Income Taxes and Depreciation and Amortization. EBITDA is not an alternative measure of operating results or cash flows from operations, as determined in accordance with accounting principles generally accepted in the United States. We have included EBITDA because we believe it is an indicative measure of our operating performance and our ability to meet our debt service requirements and is used by investors and analysts to evaluate companies in our industry. EBITDA is also a measure utilized in a covenant contained in our credit facility and in a covenant in the indenture governing our 9% senior secured notes that limits our ability to incur indebtedness. As presented by us, EBITDA may not be comparable to similarly titled measures reported by other companies. EBITDA should be considered in addition to, not as a substitute for, operating income, net (loss) income, cash flow and other measures of financial performance and liquidity reported in accordance with accounting principles generally accepted in the United States. In addition, a substantial portion of our EBITDA must be dedicated to the payment of interest on our indebtedness and to service other commitments, thereby reducing the funds available to us for other purposes. Accordingly, EBITDA does not represent an amount of funds that is available for management's discretionary use.

Note - The Company implemented the provisions of Emerging Issues Task Force No. 02-16, "Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor" (EITF 02-16). Under EITF 02-16, it is presumed that amounts received from vendors should be considered a reduction of product costs, unless certain restrictive criteria are met. Accordingly, the Company was required to record certain amounts as a reduction of cost of goods sold. In the six months ended August 2, 2003, the implementation of EITF 02-16 unfavorably impacted Selling, general and administrative expenses by $458,000 and favorably impacted Cost of sales by $458,000.